UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO

(Rule 13e-4)
Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

CBS CORPORATION

(Name of Subject Company)

CBS CORPORATION

(Names of Filing Persons (Offeror and Issuer))

Certain Options to Purchase Class B Common Stock, Par Value $0.001 Per Share

(Title of Class of Securities)

124857202

(CUSIP Number of Class of Securities)

Louis J. Briskman
Executive Vice President and General Counsel
CBS Corporation
51 West 52nd Street
New York, New York 10019
(212) 975-4321

(Name, Address and Telephone Number of Persons Authorized to Receive Notices
and Communications on Behalf of filing persons)

Copy to:
Linda E. Rappaport, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
(212) 848-4000

Copy to:
Christa A. D’Alimonte, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
(212) 848-4000

CALCULATION OF FILING FEE
Transaction Valuation*	Amount of Filing Fee

$400,691,855.00	$80,138.37

*	Calculated solely for the purposes of determining the filing fee. This amount assumes that options to purchase 95,698,884 shares of Class B Common Stock of CBS Corporation having an aggregate value of $400,691,855 will be exchanged pursuant to this offer. The aggregate value of such options was calculated using the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities and Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	Filing Party:

Form or Registration No.:	Date Filed:

Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which the statement relates:

third-party tender offer subject to Rule 14d-1.

issuer tender offer subject to Rule 13e-4.

going-private transaction subject to Rule 13e-3.

amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:

Item 1.    Summary Term Sheet.

The information set forth under ‘‘Summary Term Sheet’’ in the Offer to Exchange Outstanding Options for Restricted Shares or Restricted Share Units dated May 3, 2006 (the ‘‘Offer to Exchange’’) is incorporated herein by reference.

Item 2.    Subject Company Information.

(a) Name and address.

The name of the issuer is CBS Corporation, a Delaware corporation (the ‘‘Company’’), and the address and the telephone number of its principal executive office is 51 West 52nd Street, New York, New York 10019, (212) 975-4321.

(b) Securities.

This Tender Offer Statement on Schedule TO relates to an offer by the Company offering each eligible employee (as defined below) the opportunity to exchange all of his or her in-the-money and/or out-of-the-money eligible options (as defined below), for restricted shares or restricted share units (‘‘RSUs’’), depending upon whether the eligible employee is subject to United States income tax, that will represent the right to receive shares of Class B Common Stock of the Company and will be granted under the CBS Long-Term Management Incentive Plan (the ‘‘LTMIP’’), upon the terms and subject to the conditions described in the Offer to Exchange and the related Letter of Transmittal (the ‘‘Letter of Transmittal’’ and, together with the Offer to Exchange, as they may be amended from time to time, the ‘‘Offer’’), attached hereto as Exhibit (a)(1) and Exhibit (a)(2), respectively. For purposes of the Offer ‘‘eligible options’’ means all outstanding options to purchase shares of the Company's Class B Common Stock, par value $0.001 per share, that were awarded prior to January 1, 2006. For purposes of the Offer, an eligible option is ‘‘out-of-the-money’’ if it has an exercise price per share equal to or greater than $24.9340 and is ‘‘in-the-money’’ if it has an exercise price per share less than $24.9340. For purposes of the Offer, an option holder is an ‘‘eligible employee’’ if he or she (i) holds eligible options; (ii) as of May 3, 2006 is an active full-time or part-time employee of the Company or one of its majority-owned subsidiaries; and (iii) remains continuously so employed through the expiration of the Offer. An employee will be an eligible employee if he or she meets the foregoing requirements but is on an approved leave of absence as of the expiration of the Voluntary Exchange Offer.

The information set forth in the Offer to Exchange under ‘‘Section 1. Number of Restricted Shares or RSUs; Expiration’’ and ‘‘Section 8. Source and Amount of Consideration; Terms of Restricted Shares and RSUs’’ is incorporated herein by reference.

(c) Trading Market and Price

The eligible options are not publicly traded. The information set forth in the Offer to Exchange under ‘‘Section 7. Price Range of the CBS Class B Common Stock’’ is incorporated herein by reference.

Item 3.    Identity and Background of Filing Person.

(a) Name and address.

The Company is the filing person and the subject company. The information set forth under Item 2(a) above and the information set forth in the Offer to Exchange under ‘‘Schedule A – Information About Directors and Executive Officers’’ is incorporated herein by reference. The Company was formerly known as Viacom Inc. prior to January 1, 2006 ("Former Viacom").

Item 4.    Terms of the Transaction.

(a) Material terms.

The information set forth in the Offer to Exchange under ‘‘Summary Term Sheet’’, ‘‘Section 3. Procedures; Acceptance of Options’’, ‘‘Section 4. Withdrawal Rights’’, ‘‘Section 5. Acceptance of

Options for Cancellation; Issuance of Restricted Shares and RSUs’’, ‘‘Section 8. Source and Amount of Consideration; Terms of Restricted Shares and RSUs’’, ‘‘Section 11. Accounting Consequences of the Voluntary Exchange Offer; Status of Options Accepted for Exchange by Us in the Voluntary Exchange Offer’’, ‘‘Section 13. Material United States Tax Consequences’’, ‘‘Section 14. Material Tax Consequences and Other Issues in Certain Countries’’, and ‘‘Section 15. Extension of Voluntary Exchange Offer; Termination; Amendment’’ is incorporated herein by reference.

(b) Purchases.

The information set forth in the Offer to Exchange under ‘‘Section 10. Interests of Directors and Officers; Transactions and Arrangements About the Options’’ is incorporated herein by reference.

Item 5.    Past Contacts, Transactions, Negotiations and Agreements.

(e) Agreements involving the subject company's securities.

The information set forth in the Offer to Exchange under ‘‘Section 8. Source and Amount of Consideration; Terms of Restricted Shares and RSUs’’ and ‘‘Section 10. Interests of Directors and Officers; Transactions and Arrangements About the Options’’ is incorporated herein by reference.

Item 6.    Purposes of the Transaction and Plans or Proposals.

(a) Purposes.

The information set forth in the Offer to Exchange under ‘‘Section 2. Purpose of the Voluntary Exchange Offer’’ is incorporated herein by reference.

(b) Use of securities acquired.

The information set forth in the Offer to Exchange under ‘‘Section 5. Acceptance of Options for Cancellation; Issuance of Restricted Shares and RSUs’’ and ‘‘Section 11. Accounting Consequences of the Voluntary Exchange Offer; Status of Options Accepted for Exchange by Us in the Voluntary Exchange Offer’’ is incorporated herein by reference.

(c) Plans.

The information set forth in the Offer to Exchange under ‘‘Section 2. Purpose of the Voluntary Exchange Offer’’ is incorporated herein by reference.

Item 7.    Source and Amount of Funds or Other Consideration.

(a) Source of funds.

The information set forth in the Offer to Exchange under ‘‘Section 8. Source and Amount of Consideration; Terms of Restricted Shares and RSUs’’ and ‘‘Section 16. Fees and Expenses’’ is incorporated herein by reference.

(b) Conditions.

Not applicable.

(d) Borrowed funds.

Not applicable.

Item 8.    Interest in Securities of the Subject Company.

(a) Securities ownership.

The information set forth in the Offer to Exchange under ‘‘Section 10. Interests of Directors and Officers; Transactions and Arrangements About the Options’’ is incorporated herein by reference.

(b) Securities transactions.

The information set forth in the Offer to Exchange under ‘‘Section 10. Interests of Directors and Officers; Transactions and Arrangements About the Options’’ is incorporated herein by reference.

Item 9.    Person/Assets, Retained, Employed, Compensated or Used.

(a) Solicitations or recommendations.

Not applicable.

Item 10.    Financial Statements.

(a) Financial Information.

The information set forth in the Offer to Exchange under ‘‘Section 9. Information About CBS’’, ‘‘Section 17. Additional Information’’ and on pages II-2 through II-33 of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005 is incorporated herein by reference. A copy of the financial statements contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 will be made available by the Company to any potential participants in this Offer upon request. The full text of the Annual Report on Form 10-K as well as the other documents the Company has filed with the Securities and Exchange Commission (the ‘‘SEC’’) prior to or will file with the SEC subsequent to the filing of the Tender Offer Statement on Schedule TO can be accessed electronically on the SEC’s website http://www.sec.gov or can be obtained by contacting your local Human Resources representative.

(b) Pro forma information.

Not applicable.

Item 11.    Additional Information.

(a) Agreements, regulatory requirements and legal proceedings.

The information set forth in the Offer to Exchange under ‘‘Section 10. Interests of Directors and Officers; Transactions and Arrangements About the Options’’ and ‘‘Section 12. Legal Matters; Regulatory Approvals’’ is incorporated herein by reference.

(b) Other material information.

Not applicable.

Item 12.    Material to be Filed as Exhibits.

(a)(1)	Offer to Exchange, dated May 3, 2006.

(a)(2)	Letter of Transmittal.

(a)(3)	Form of Withdrawal Letter (incorporated herein by reference to Schedule E of the Offer to Exchange which is attached hereto as Exhibit (a)(1)).

(a)(4)	Cover Letter to Offer to Exchange, dated May 3, 2006.

(a)(5)	Letter to Employees Holding Options, dated April 6, 2006, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on April 6, 2006 and incorporated herein by reference.

(a)(6)	Letter to U.S. Employees Holding Options, dated April 27, 2006, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on April 27, 2006 and incorporated herein by reference.

(a)(7)	Letter to International Employees Holding Options, dated April 27, 2006, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on April 27, 2006 and incorporated herein by reference.

(a)(8)	Letter to All Employees Holding Options, dated April 27, 2006, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on May 1, 2006 and incorporated by reference herein.

(a)(9)	Voluntary Exchange Offer Workshop Schedule, dated April 27, 2006, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on May 1, 2006 and incorporated herein by reference.

(a)(10)	Letter to CBS Radio Employees Holding Options, dated April 28, 2006, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on May 1, 2006 and incorporated herein by reference.

(a)(11)	Participant Statement Letter, dated May 2, 2006, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on May 2, 2006 and incorporated herein by reference.

(a)(12)	Guide to Reading the Participant Statement, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on May 2, 2006 and incorporated herein by reference.

(a)(13)	Form of Participant Statement, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on May 2, 2006 and incorporated herein by reference.

(a)(14)	Letter to Employees Holding Options, dated May 2, 2006, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on May 2, 2006 and incorporated herein by reference.

(a)(15)	CBS’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, previously filed with the SEC on March 16, 2006 and incorporated herein by reference.

(a)(16)	CBS’s Proxy Statement for the 2006 Annual Meeting of Stockholders previously filed with the SEC on April 14, 2006.

(b)	None.

(d)(1)	CBS’s 2004 Long-Term Management Incentive Plan (as amended and restated as of December 31, 2005) incorporated by reference to the Annual Report on Form 10-K of CBS for the fiscal year ended December 31, 2005 (File No. 001-09553), previously filed with the SEC on March 16, 2006.

(d)(2)	CBS’s 2004 Long-Term Management Incentive Plan (as amended and restated through May 25, 2006) incorporated by reference to CBS's Proxy Statement, filed with the SEC on April 14, 2006 (File No. 001-09553).

(d)(3)	Former Viacom 2000 Long-Term Management Incentive Plan (as amended and restated through January 31, 2001) (incorporated by reference to Exhibit 10(d) to the Annual Report on Form 10-K of Former Viacom for the fiscal year ended December 31, 2001) (File No. 001-09553) (as amended effective October 10, 2002 by the Amendment to Former Viacom Stock Option Plans) (incorporated by reference to Exhibit 10(bb) to the Annual Report on Form 10-K of Former Viacom for the fiscal year ended December 31, 2002) (File No. 001-09553) previously filed on March 27, 2003.

(d)(4)	Former Viacom 1997 Long-Term Management Incentive Plan (as amended and restated through May 25, 2000) (incorporated by reference to Exhibit B to Former Viacom’s Proxy Statement dated June 5, 2000) (as amended effective October 10, 2002 by the Amendment to Former Viacom Stock Option Plans) (incorporated by reference to Exhibit 10(bb) to the Annual Report on Form 10-K of Former Viacom for the fiscal year ended December 31, 2002) (File No. 001-09553) previously filed on March 27, 2003.

(d)(5)	Former Viacom 1994 Long-Term Management Incentive Plan (as amended and restated through November 1, 1996) (incorporated by reference to Exhibit 10(b) to the Annual Report on Form 10-K of Former Viacom for the fiscal year ended December 31, 1996) (File

No. 001-09553) (as amended effective October 10, 2002 by the Amendment to Former Viacom Stock Option Plans) (incorporated by reference to Exhibit 10(bb) to the Annual Report on Form 10-K of Former Viacom for the fiscal year ended December 31, 2002) (File No. 001-09553) previously filed on March 27, 2003.

(d)(6)	CBS Corporation 1993 Long-Term Incentive Plan (as amended as of July 28, 1999) (incorporated by reference to Exhibit 10.16 to the Quarterly Report on Form 10-Q of Infinity Broadcasting Corporation for the quarter ended September 30, 1999) (File No. 001-14599) previously filed November 15, 1999.

(d)(7)	CBS Corporation 1991 Long-Term Incentive Plan (as amended as of July 28, 1999) (incorporated by reference to Exhibit 10.15 to the Quarterly Report on Form 10-Q of Infinity Broadcasting Corporation for the quarter ended September 30, 1999) (File No. 001-14599) previously filed November 15, 1999.

(d)(8)	Infinity Broadcasting Corporation 1999 Long-Term Incentive Plan (incorporated by reference to Exhibit 4.5 to Form S-8 filed by Former Viacom on February 21, 2001 (Registration No. 333-55346)).

(d)(9)	Infinity Broadcasting Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.16 to Form 10-K filed by Infinity Broadcasting Corporation for the year ended December 31, 1999 (File No. 1-14599)).

(d)(10)	Amended and Restated Infinity Broadcasting Corporation Stock Option Plan (incorporated by reference to Exhibit 4.4 to CBS Corporation’s Registration Statement on Post-Effective Amendment No. 1 on Form S-8 to Form S-4 by CBS Corporation on January 2, 1997 (Registration No. 333-13219)).

(d)(11)	King World 1996 Amended and Restated Stock Option and Restricted Stock Purchase Plan (incorporated by reference to Exhibit 10.11 to the Annual Report on Form 10-K of King World Productions, Inc. for the fiscal year ended August 31, 1997 (File No. 001-09244)).

(d)(12)	King World Salesforce Bonus Plan (incorporated by reference to Exhibit 10.2 to King World Production, Inc.’s Registration Statement on Form S-8 filed by King World Productions, Inc. on April 22, 1997 (Registration No. 333-11363)).

(d)(13)	King World Productions, Inc. Stock Option Agreements with Oprah Winfrey and Jeffrey D. Jacobs dated as of September 15, 1997 (incorporated by reference to Exhibits 99.9 and 99.10 to the Schedule 13D, Amendment No. 2, filed by Oprah Winfrey and Jeffrey D. Jacobs, with respect to King World Productions, Inc. on October 27, 1997 (File No. 005-35700)).

(d)(14)	King World Productions, Inc. Stock Option Agreements with Oprah Winfrey, Jeffrey D. Jacobs, Timothy Bennett, Dianne Hudson and Douglas Pattison dated as of September 16, 1998 (incorporated by reference to Exhibits 4.9, 4.10, 4.11, 4.12, and 4.13 to Form S-8 by Viacom Inc. on August 20, 2003 (Registration No. 333-108105)).

(d)(15)	Outdoor Systems, Inc. 1996 Omnibus Plan (incorporated by reference to Exhibit 99.3 to Form S-8 filed by Outdoor Systems, Inc. on October 23, 1997 (Registration No. 333-38589)).

(d)(16)	Form of Award Certificate for Restricted Shares (incorporated herein by reference to Schedule C of the Offer to Exchange which is attached hereto as Exhibit (a)(1)).

(d)(17)	Form of Award Certificate for Restricted Share Units (incorporated herein by reference to Schedule D of the Offer to Exchange which is attached hereto as Exhibit (a)(1)).

(d)(18)	Form of Award Certificate for Restricted Shares for Certain Executive Officers.

(d)(19)	Ernst & Young Disclosure Letter to Participants.

(g)	None.

(h)	None.

Item 13.    Information Required by Schedule 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 3, 2006

CBS CORPORATION
By:	/s/ Louis J. Briskman
Name: Louis J. Briskman Title: Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.

(a)(1)	Offer to Exchange, dated May 3, 2006.

(a)(2)	Letter of Transmittal.

(a)(3)	Form of Withdrawal Letter (incorporated herein by reference to Schedule E of the Offer to Exchange which is attached hereto as Exhibit (a)(1)).

(a)(4)	Cover Letter to Offer to Exchange, dated May 3, 2006.

(a)(5)	Letter to Employees Holding Options, dated April 6, 2006, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on April 6, 2006 and incorporated herein by reference.

(a)(6)	Letter to U.S. Employees Holding Options, dated April 27, 2006, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on April 27, 2006 and incorporated herein by reference.

(a)(7)	Letter to International Employees Holding Options, dated April 27, 2006, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on April 27, 2006 and incorporated herein by reference.

(a)(8)	Letter to All Employees Holding Options, dated April 27, 2006, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on May 1, 2006 and incorporated herein by reference.

(a)(9)	Voluntary Exchange Offer Workshop Schedule, dated April 27, 2006, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on May 1, 2006 and incorporated herein by reference.

(a)(10)	Letter to CBS Radio Employees Holding Options, dated April 28, 2006, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on May 1, 2006 and incorporated herein by reference.

(a)(11)	Participant Statement Letter, dated May 2, 2006, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on May 2, 2006 and incorporated herein by reference.

(a)(12)	Guide to Reading the Participant Statement, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on May 2, 2006 and incorporated herein by reference.

(a)(13)	Form of Participant Statement, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on May 2, 2006 and incorporated herein by reference.

(a)(14)	Letter to Employees Holding Options, dated May 2, 2006, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on May 2, 2006 and incorporated herein by reference.

(a)(15)	CBS’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, previously filed with the SEC on March 16, 2006 and incorporated herein by reference.

(a)(16)	CBS’s Proxy Statement for the 2006 Annual Meeting of Stockholders previously filed with the SEC on April 14, 2006.

(d)(1)	CBS’s 2004 Long-Term Management Incentive Plan (as amended and restated as of December 31, 2005) incorporated by reference to the Annual Report on Form 10-K of CBS for the fiscal year ended December 31, 2005 (File No. 001-09553), previously filed with the SEC on March 16, 2006.

(d)(2)	CBS's 2004 Long-Term Management Incentive Plan (as amended and restated through May 25, 2006) incorporated by reference to CBS's Proxy Statement, filed with the SEC on April 14, 2006 (File No. 001-09553).

(d)(3)	Former Viacom 2000 Long-Term Management Incentive Plan (as amended and restated through January 31, 2001) (incorporated by reference to Exhibit 10(d) to the Annual Report on Form 10-K of Former Viacom for the fiscal year ended December 31, 2001) (File No. 001-09553) (as amended effective October 10, 2002 by the Amendment to Former Viacom Stock Option Plans) (incorporated by reference to Exhibit 10(bb) to the Annual Report on Form 10-K of Former Viacom for the fiscal year ended December 31, 2002) (File No. 001-09553) previously filed on March 27, 2003.

(d)(4)	Former Viacom 1997 Long-Term Management Incentive Plan (as amended and restated through May 25, 2000) (incorporated by reference to Exhibit B to Former Viacom’s Proxy Statement dated June 5, 2000) (as amended effective October 10, 2002 by the Amendment to Former Viacom Stock Option Plans) (incorporated by reference to Exhibit 10(bb) to the Annual Report on Form 10-K of Former Viacom for the fiscal year ended December 31, 2002) (File No. 001-09553) previously filed on March 27, 2003.

(d)(5)	Former Viacom 1994 Long-Term Management Incentive Plan (as amended and restated through November 1, 1996) (incorporated by reference to Exhibit 10(b) to the Annual Report on Form 10-K of Former Viacom for the fiscal year ended December 31, 1996) (File No. 001-09553) (as amended effective October 10, 2002 by the Amendment to Former Viacom Stock Option Plans) (incorporated by reference to Exhibit 10(bb) to the Annual Report on Form 10-K of Former Viacom for the fiscal year ended December 31, 2002) (File No. 001-09553) previously filed on March 27, 2003.

(d)(6)	CBS Corporation 1993 Long-Term Incentive Plan (as amended as of July 28, 1999) (incorporated by reference to Exhibit 10.16 to the Quarterly Report on Form 10-Q of Infinity Broadcasting Corporation for the quarter ended September 30, 1999) (File No. 001-14599) previously filed November 15, 1999.

(d)(7)	CBS Corporation 1991 Long-Term Incentive Plan (as amended as of July 28, 1999) (incorporated by reference to Exhibit 10.15 to the Quarterly Report on Form 10-Q of Infinity Broadcasting Corporation for the quarter ended September 30, 1999) (File No. 001-14599) previously filed November 15, 1999.

(d)(8)	Infinity Broadcasting Corporation 1999 Long-Term Incentive Plan (incorporated by reference to Exhibit 4.5 to Form S-8 filed by Former Viacom on February 21, 2001 (Registration No. 333-55346)).

(d)(9)	Infinity Broadcasting Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.16 to Form 10-K filed by Infinity Broadcasting Corporation for the year ended December 31, 1999 (File No. 1-14599)).

(d)(10)	Amended and Restated Infinity Broadcasting Corporation Stock Option Plan (incorporated by reference to Exhibit 4.4 to CBS Corporation’s Registration Statement on Post-Effective Amendment No. 1 on Form S-8 to Form S-4 by CBS Corporation on January 2, 1997 (Registration No. 333-13219)).

(d)(11)	King World 1996 Amended and Restated Stock Option and Restricted Stock Purchase Plan (incorporated by reference to Exhibit 10.11 to the Annual Report on Form 10-K of King World Productions, Inc. for the fiscal year ended August 31, 1997 (File No. 001-09244)).

(d)(12)	King World Salesforce Bonus Plan (incorporated by reference to Exhibit 10.2 to King World Production, Inc.’s Registration Statement on Form S-8 filed by King World Productions, Inc. on April 22, 1997 (Registration No. 333-11363)).

(d)(13)	King World Productions, Inc. Stock Option Agreements with Oprah Winfrey and Jeffrey D. Jacobs dated as of September 15, 1997 (incorporated by reference to Exhibits 99.9 and 99.10 to the Schedule 13D, Amendment No. 2, filed by Oprah Winfrey and Jeffrey D. Jacobs, with respect to King World Productions, Inc. on October 27, 1997 (File No. 005-35700)).

(d)(14)	King World Productions, Inc. Stock Option Agreements with Oprah Winfrey, Jeffrey D. Jacobs, Timothy Bennett, Dianne Hudson and Douglas Pattison dated as of September 16, 1998 (incorporated by reference to Exhibits 4.9, 4.10, 4.11, 4.12, and 4.13 to Form S-8 by Viacom Inc. on August 20, 2003 (Registration No. 333-108105)).

(d)(15)	Outdoor Systems, Inc. 1996 Omnibus Plan (incorporated by reference to Exhibit 99.3 to Form S-8 filed by Outdoor Systems, Inc. on October 23, 1997 (Registration No. 333-38589)).

(d)(16)	Form of Award Certificate for Restricted Shares (incorporated herein by reference to Schedule C of the Offer to Exchange which is attached hereto as Exhibit (a)(1)).

(d)(17)	Form of Unit Award Certificate for Restricted Share Units (incorporated herein by reference to Schedule D of the Offer to Exchange which is attached hereto as Exhibit (a)(1)).

(d)(18)	Form of Award Certificate for Restricted Shares for Certain Executive Officers.

(d)(19)	Ernst & Young Disclosure Letter to Participants.